Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2017 Incentive Plan of Carrizo Oil & Gas, Inc., as amended and restated as of May 16, 2019, of our report dated February 28, 2019, with respect to the consolidated financial statements of Carrizo Oil & Gas, Inc., and the effectiveness of internal control over financial reporting of Carrizo Oil & Gas, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
May 16, 2019